DocuSign Envelope ID: EFD5E3DA-AA82-4C47-BBB8-E2F98F1DF44A

Exhibit 10.1

comstock

EXECUTION VERSION

Deeptanshu Prasad, Chief Executive Officer
QUANTUM GENERATIVE MATERIALS LLC
14135 230 St.
Maple Ridge, ON V4R 0G9

April 25, 2024

COMSTOCK INC. (the "**Company**") and its wholly owned and/or controlled subsidiaries is pleased to confirm its interest in completing the amendments outlined in **Annex A** hereto (the "**Summary**" and, together with this letter, the "**Letter Agreement**"). Please understand that the Summary is not intended to be all-inclusive. No legally binding obligations will be created until such time as the parties have executed and delivered definitive amended agreements ("**Amended Agreements**"). We are very much looking forward to effecting these enabling changes for Quantum Generative Materials LLC ("**GenMat**").

Kindest regards,
COMSTOCK INC.

DocuSigned by:
By: Corrado DeGasperis
1FCEA05876124C6...
Name: Corrado De Gasperis
Title: Executive Chairman and Chief Executive Officer

QUANTUM GENERATIVE MATERIALS LLC

DocuSigned by:
By: [signature]
32B4C81226E8474...
Name: Deeptanshu Prasad
Title: Chief Executive Officer

COMSTOCK INC.
P.O. Box 1118
1200 American Flat Road
Virginia City, Nevada 89440
D (775) 848-5310 • F (800) 750-5740
degasperis@comstockinc.com
www.comstockinc.com

DocuSign Envelope ID: EFD5E3DA-AA82-4C47-BBB8-E2F98F1DF44A

EXECUTION VERSION

ANNEX A
SUMMARY TERMS AND CONDITIONS

1. Background

The Company and GenMat are party to certain transaction documents effective June 24, 2021, including, without limitation, a Limited Liability Company Operating Agreement, a Membership Interest Purchase Agreement, three Exclusive Early Adopter License Agreements (collectively, the "**License Agreements,**") three Joint Development Agreements (collectively, the "**Development Agreements,**") and various documents, instruments, and agreements executed in connection therewith (collectively, the "**Transaction Documents.**")

2. Purpose

Whereas the Company is supportive and willing to enable a simplified corporate and capital structure and relinquish rights that benefits GenMat and facilitate shareholder value creation, this document sets forth the essential terms and conditions under which the Company and GenMat are willing to restructure and amend the Transaction Documents.

3. Amended Agreements

Amended Equity Agreements – The Company and GenMat shall enter into amended and restated transaction documents based on the National Venture Capital Association (NVCA) forms of Investors' Rights Agreement and Voting Agreement (collectively, the "**Amended Equity Agreements,**") with customary information rights, participation rights/preemptive rights and board designation rights as set forth below.

Effective Date of Amended Agreements. The Transaction Documents shall be terminated effective immediately upon execution and delivery of the definitive Amended Agreements. For avoidance of doubt, nothing stated in this Letter Agreement shall be deemed to terminate, amend, or modify any provision of the Transaction Documents in any way.

Further Actions. For the sake of clarity, the Company and GenMat will agree to do and perform, or cause to be done and performed, all such further acts and things, and execute and deliver all requisite documents to cause the Amended Equity Agreements to go into effect.

Financing and Liquidity Events. After the Amended Equity Agreements go into effect, the Company shall not have any approval rights over any future debt or equity fundraising by GenMat (a "**Financing**") or any merger, asset sale, IPO or other liquidity transaction by GenMat (collectively, a "**Liquidity Event**"), except in its capacity as a stockholder of GenMat. The Company shall have participation rights (as set forth below) and shall be subject to a drag-along provision providing that the Company will vote its shares in favor of a Financing or Liquidity Event, if approved by the Board of Directors of GenMat, and will take any necessary actions to effectuate such Financing or Liquidity Event, so long as the Company receives the same rights and form of consideration for their shares, and the same amount of consideration per share, of such class or series as is received by other holders in respect of their shares of such same class or series of stock.

Corporate Restructuring. In connection with the Amended Equity Agreements, GenMat shall via conversion or statutory merger, as applicable, reincorporate as a Delaware corporation (the "**Corporate Restructuring**") and issue Common Stock to the Company in exchange for the Company's existing membership units in GenMat.

Company Ownership at Effective Date of Amended Agreements. Pursuant to the Amended Equity Agreements, (1) GenMat shall agree that the Company has fully funded the initial $15 million, from existing stock and cash contributions, and (2) the Company shall agree to reduce the Company's fully diluted equity interest in

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DocuSign Envelope ID: EFD5E3DA-AA82-4C47-BBB8-E2F98F1DF44A

EXECUTION VERSION

GenMat to 235,000 shares of GenMat Common Stock out of a total of 735,000 fully-diluted issued and outstanding shares of GenMat Common Stock upon completion of the Corporate Restructuring, corresponding to 31.97% of GenMat's fully-diluted issued and outstanding shares of capital stock (including, without limitation, all shares reserved but not yet issued for employee equity plans). The numbers in (2) above may be adjusted in connection with the Corporate Restructuring, as mutually agreed by GenMat and the Company.

Continued Funding. The Company will purchase an aggregate total of an additional $25,000,000 in GenMat equity at a price per unit of $254.07 (before the Corporate Restructuring) and a price per share of $254.07 of GenMat Common Stock (after the Corporate Restructuring and subject to adjustment for the Corporate Restructuring, as mutually agreed by the Company and GenMat, and determined based on a pre-money valuation of approximately $175,000,000 and a post-money valuation of approximately $200,000,000), in one or more monthly tranches ("**Continued Funding**"), at a rate of not less than $500,000 per month; provided, however, that the Company's equity purchases and resulting total ownership position shall not exceed 40% of GenMat's fully-diluted issued and outstanding equity following the Continued Funding. Notwithstanding the immediately preceding sentence, if a *bona fide* third-party investor offers to provide equity financing to GenMat on terms acceptable to GenMat and such financing amount is greater than or equal to $10,000,000 (the "**Third Party Fundraise**"), then on the date that GenMat has received an aggregate of $10,000,000 or more in connection with such Third Party Fundraise, the Company's Continued Funding obligation shall terminate and the exclusive right granted to Company in the Biofuel Field of Use will convert to a nonexclusive right for the remainder of the license term.

Master Project and Spend Plan. GenMat shall be required to deliver to the Company an updated and enhanced CCPM master schedule, capital plan and business plan presentation that GenMat is and will continue to follow in accordance with the Transaction Documents no later than June 15, 2024, and annually thereafter by no later than June 30 of each calendar year in which Company has a Continued Funding obligation that continues beyond June 30 of such calendar year. For the sake of clarity, this shall include a current and planned organization design and management structure and anticipated spend of GenMat funds.

Board of Directors. The Amended Equity Agreements shall provide that the Company shall have the right to appoint one director to the Board of Directors of GenMat, initially Corrado De Gasperis, and Deep Interstellar Research or Deeptanshu Prasad, as the case may be, shall have the right to appoint three directors.

Dilution Protection. The Company shall receive standard broad-based weighted-average anti-dilution protection, subject to customary exceptions, such that GenMat shall adjust the conversion price for the Company to issue additional shares of common stock upon conversion of the Company's preferred stock in the event and to the extent that GenMat completes any third party financing on a fully-diluted basis equal to a pre-money valuation that is below the Company's then-current weighted average basis per unit or share (and as a result, the consideration per share is less than the price per share of the preferred stock held by the Company), subject to customary adjustments in the case of stock dividends, splits or other capital stock or similar reorganizations.

4. General License Agreement

The Company and GenMat shall agree to enter into an early adopter license agreement ("**EALA**") providing the Company with: (a) the exclusive, worldwide right to use GenMat Technology for a term of four (4) years and two (2) months solely in the Biofuel Field of Use; and (b) the non-exclusive, worldwide right to

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DocuSign Envelope ID: EFD5E3DA-AA82-4C47-BBB8-E2F98F1DF44A

EXECUTION VERSION

use GenMat Technology for a term of five (5) years solely in the Mining Field of Use, in each case, in exchange for the License Consideration, subject to the Continued Funding and terms and conditions of a mutually agreeable form of license agreement to be included in the definitive Amended Agreements, which license agreement will either incorporate by reference or incorporate applicable GenMat commercial terms of service, privacy policy, acceptable use policy, service-level agreements, and such other terms and conditions as may be adopted by GenMat from time to time in GenMat's sole discretion. Company's failure to provide the Continued Funding as and when required in the Amended Agreements will be deemed a material breach of the Amended Agreements (a "**Missed Payment**") and subject to a ten (10)-day cure period. In the event of a third Missed Payment, such material breach will not be capable of cure and constitute a "**Continued Funding Breach**."

In the event of a Continued Funding Breach or termination of the Company's Continued Funding obligation as a result of a Third Party Fundraise, the exclusive license granted to Company in the Biofuel Field of Use will convert to a nonexclusive license immediately upon GenMat's written notice to Company.

After the expiration or termination of the exclusive license for the Biofuel Field of Use, Company may continue to license GenMat Technology in the Biofuel Field of Use for a period of three (3) years subject to negotiation of an agreement mutually acceptable to both Company and GenMat. Nothing in the Amended Agreements will obligate the parties to enter into a successive license for the Biofuel Field of Use.

GenMat will treat Company as an ordinary course customer and not discriminate against Company vis-à-vis other companies operating in the Biofuel Field of Use or Mining Field of Use, subject to any license terms that may vary based upon, by way of example and not limitation, the term of a license agreement, territory, the scope of rights granted to any other company for use of GenMat Technology, and the amount of usage of GenMat resources, including, by way of example and not limitation, computing and personnel.

Except as limited by the exclusive right granted to Company in clause (a) of the first paragraph of this Section 4, there are no other restrictions on GenMat's right to license third parties the use of all or any portion of the GenMat Technology for any purposes now known or hereafter created.

GenMat shall own all now and hereafter existing GenMat Technology. The Company shall own all now and hereafter existing Company Technology.

"**GenMat Technology**" means GenMat's physics-based, AI high-performance computing platforms presently knowns as "ZENO."

"**Company Technology**" shall be defined in the Amended Agreements and include intellectual property rights developed by the Company, solely in the Biofuel Field of Use and Mining Field of Use, during the term by using the GenMat Technology.

"**Biofuel Field of Use**" means computational, sensing, and simulation capabilities for decarbonizing biofuels, including conversion of biological mass into fuel for mechanical devices and systems.

"**Mining Field of Use**" means computational, sensing, and simulation capabilities for detecting, identifying, characterizing, and analyzing virgin, non-virgin, and waste minerals.

"**License Consideration**" shall be defined in the Amended Agreements. Notwithstanding the foregoing license, GenMat does not grant the Company any license to or any rights in any intellectual property embodied in the GenMat

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DocuSign Envelope ID: EFD5E3DA-AA82-4C47-BBB8-E2F98F1DF44A

EXECUTION VERSION

Technology.

No Sub-License – The Company shall be prohibited from sublicensing or in any way granting access to the GenMat Technology to any third parties. The Company shall be prohibited from transferring the EALA to any Company subsidiary. The Company itself shall be the sole user under the EALA. Notwithstanding the preceding sentences in this paragraph, the Company's subsidiaries shall have the right to sign on with GenMat as ordinary users after GenMat releases a commercial offering to the extent such subsidiaries otherwise satisfy all then-applicable customer requirements and comply with all applicable terms of use and contractual obligations, including, but not limited to, payment of all applicable fees.

No Hostile Change of Control – In the event of a merger, acquisition, corporate reorganization, or sale of all or substantially all of the Company's assets or capital stock involving a Competitor of GenMat, GenMat may terminate the EALA upon written notice to the Company. "**Competitor**" means a third party whose products or services compete with GenMat's commercialization of the GenMat Technology as determined as of the date of the Change of Control. Any dispute between the parties relating to whether a third party constitutes a Competitor shall be resolved by binding arbitration before the American Arbitration Association ("**AAA**"). The arbitration will be conducted by three arbitrators, with one arbitrator chosen by each of the parties and the third arbitrator appointed by the other two arbitrators. Unless otherwise agreed to by the parties, each arbitrator shall have expertise in intellectual property law and the materials-science industry.

Limitation of Liability – The EALA shall include a limitation of liability provision to limit GenMat's exposure for any and all use of GenMat Technology, with no warranties as to fitness or merchantability, in consideration of GenMat's early stage status and expected evolution up TRL scale. These provisions shall include, at a minimum, limitations for liability in the event of interruptions and mistakes in usage.

Technical Services – GenMat to provide to the Company limited (in both duration and scope) technical services support as determined by GenMat in its reasonable discretion. The technical services that GenMat can provide shall be defined in the EALA. The Company shall pay for technical services in accordance with the EALA. The Company shall be responsible for hiring and dedicating Company staff for using the GenMat Technology.

Insufficient Capacity – The parties will acknowledge in the EALA that GenMat is an early-stage company and may not have the resources or capacity to respond to all usage requests, and therefore shall have the right to reject usage requests for beta use of GenMat Technology.

5. Process and Timing

Preparation of the Amended Agreements and other definitive documents will commence upon execution of this Letter Agreement. The parties shall use their best efforts on a **TIME OF THE ESSENCE** basis, to complete and execute the Amended Agreements.

6. Expenses

Each of the Company and GenMat shall pay its own legal and other expenses in connection with the transactions contemplated by this Letter Agreement.

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